EXHIBIT 99



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                                  NEWS RELEASE


TF FINANCIAL CORPORATION
3 Penns Trail
Newtown, Pennsylvania 18940

For verification contact:   Mr. John R. Stranford, President and CEO
                            Mr. Dennis R. Stewart, Senior Vice President and CFO

Phone:   (215) 579-4000
Fax:     (215) 579-4748

For Immediate Release on December 8, 1999
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         Newtown,  Pennsylvania,  December 8, 1999 - - TF Financial  Corporation
(NASDAQ: THRD), the holding company for Third Federal Savings Bank, today announced the completion of the repurchase of 195,620 shares of the Company's common stock. This repurchase represents approximately 6.4 percent of the outstanding shares prior to the commencement of the latest repurchase program of the company and reduces the total number of the company's outstanding shares to 2,852,274 shares.

         John R. Stranford, President of TF Financial Corporation, said that the repurchased shares will be retained as treasury stock. President Stranford noted that the company repurchased 132,000 shares of its common stock today in a single unsolicited block transaction, and the balance was purchased from time to time by the company in the open market.

         Third Federal Savings Bank is headquartered in Newtown, Pennsylvania and operates through its main office and fourteen retail office locations throughout Northeast Philadelphia, Lower Bucks County and Mercer County, New Jersey. Deposits at Third Federal are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation (FDIC). The Company's Stock is traded under the symbol "THRD" on the NASDAQ Stock Market.